EXHIBIT 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

On October 28, 2022, LMF Merger Sub, Inc., a wholly owned subsidiary of LMF Acquisition Opportunities, Inc., (“LMAO”) merged with and into SeaStar Medical, Inc. (the "Business Combination"), with SeaStar Medical, Inc. surviving the Business Combination as a wholly owned subsidiary of LMAO. Following the consummation of the Business Combination, LMAO was renamed to "SeaStar Medical Holding Corporation."

SeaStar Medical Holding Corporation (“Company,” “we,” “our,” or “us”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, $0.0001 par value per share (the “Common Stock”) and warrants exercisable for one twenty-fifth of a share of Common Stock (the “Listed Warrants”), each traded on the Nasdaq Capital Market.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our Third Amended and Restated Certificate of Incorporation (as amended by that certain Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation, the “Charter”) and our Amended and Restated Bylaws (the “Bylaws”). The summary is not complete, and is qualified by reference to our Charter and our Bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Charter, our Bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 510,000,000 shares, consisting of (a) 500,000,000 shares of Common Stock and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).

The outstanding shares of Common Stock issued in the Business Combination are duly authorized, validly issued, fully paid and non-assessable. All outstanding shares of LMAO Class B Common Stock following the Business Combination were converted into shares of LMAO Class A Common Stock on a one-to-one basis. Immediately following the conversion of such Class B Common Stock into shares of Class A Common Stock, each share of Class A Common Stock issued and outstanding was reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock.

On June 7, 2024, the Company effected a consolidation of its Common Stock (the “Reverse Stock Split”) by means of a one-for-twenty-five (1:25) reverse split of its outstanding Common Stock. As a result of the Reverse Stock Split, every twenty-five shares of Common Stock were consolidated into one share of Common Stock, effective as of June 7, 2024. Holders of Common Stock who otherwise would be entitled to receive fractional share interests of new Common Stock upon the effectiveness of the Reverse Stock Split were entitled to receive a whole share of new Common Stock in lieu of any fractional share created as a result of the Reverse Stock Split. Unless otherwise noted, all share and per-share amounts included herein have been adjusted to reflect the Reverse Stock Split.

As of December 31, 2023, there were approximately 1,904,611 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

Common Stock

The Charter provides the following with respect to the rights, powers, preferences and privileges of the Common Stock:

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Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of Common Stock possess all voting power for the election of the Company’s directors and all other matters requiring stockholder action. Holders of Common Stock are entitled to one vote per share on matters to be voted on by stockholders. Our Charter does not provide for cumulative voting rights.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of Preferred Stock, under the Charter, holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors of the Company in its discretion out of funds legally available therefor.

Liquidation, Dissolution and Winding Up

In the event of the Company’s voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the Common Stock will be entitled to receive an equal amount per share of all of the Company’s assets of whatever kind available for distribution to stockholders, after the rights of the holders of the Preferred Stock have been satisfied and after payment or provision for payment of the Company’s debts.

Preemptive or Other Rights

There are no preemptive rights or sinking fund provisions applicable to the shares of the Company’s Common Stock.

Warrants

Listed Warrants

Each Listed Warrant has an exercise price of $11.50 and entitles the holder thereof to purchase one twenty-fifth of a share of Common Stock at a total price of $287.50 per share, subject to adjustment as discussed below. The Listed Warrants will expire on October 28, 2027, or earlier upon redemption or liquidation.

As of December 31, 2023, there were Listed Warrants to purchase approximately 414,000 shares of Common Stock outstanding.

We may call the Listed Warrants for redemption:

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in whole and not in part;
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at a price of $0.01 per warrant;
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upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
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if, and only if, the reported last sale price of the Common Stock equals or exceeds $450.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending 3 business days before we send the notice of redemption to the warrant holders.

If and when the Listed Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the Listed Warrants is not exempt from qualification under applicable state blue sky laws or if we are unable to effect such qualification.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Listed Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $450.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) as well as the $287.50 warrant exercise price after the redemption notice is issued.

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If we call the Listed Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Listed Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Listed Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Listed Warrants. If our management takes advantage of this option, all holders of Listed Warrants would pay the exercise price by surrendering their Listed Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing: (x) the product of the number of shares of Common Stock underlying the Listed Warrants, multiplied by the difference between the exercise price of the Listed Warrants and the “Fair Market Value” (as defined below); by (y) the Fair Market Value. The “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent from the holder of such warrants or its securities broker or intermediary. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Listed Warrants, including the “Fair Market Value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Listed Warrants after our initial business combination.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of: (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock); and (ii) one (1) minus the quotient of: (x) the price per share of Common Stock paid in such rights offering, divided by (y) the fair market value. For these purposes: (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion; and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Listed Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Listed Warrants are convertible), other than: (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Listed Warrants is adjusted, as described above, the warrant exercise price will be adjusted (to the nearest cent) by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of

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Common Stock purchasable upon the exercise of the Listed Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Listed Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Listed Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Listed Warrants would have received if such holder had exercised their Listed Warrants immediately prior to such event (the “Alternative Issuance”); provided, however, that in connection with the closing of any such consolidation, merger, sale or conveyance, the successor or purchasing entity will execute an amendment thereto with the warrant agent providing for delivery of such Alternative Issuance; provided, further, that: (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election; and (ii) if a tender, exchange or redemption offer would have been made to and accepted by the holders of the Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant will be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further that if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Listed Warrants when an extraordinary transaction occurs during the exercise period of the Listed Warrants pursuant to which the holders of the Listed Warrants otherwise do not receive the full potential value of the Listed Warrants.

The Listed Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The description of the Listed Warrants set forth herein is a summary and does not purport to be complete. The warrant agreement provides that the terms of the Listed Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Listed Warrants to make any change that adversely affects the interests of the registered holders of Listed Warrants.

The Listed Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the form of election to purchase properly completed and executed, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified check payable to the order of the warrant agent or by wire transfer, for the number of Listed Warrants being exercised. The warrant holders do not

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have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Listed Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Listed Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Certain Anti-Takeover Effects

Certain provisions of Delaware law, our Charter and our Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law.

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years of the date on which it is sought to be determined whether such person is an “interested stockholder,” did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Charter and Bylaw Provisions

Our Charter and our Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

● Board of directors vacancies. Our Charter and Bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is

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permitted to be set only by a resolution adopted by our board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

● Classified board. Our Charter and Bylaws provide that our board is classified into three classes of directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

● Stockholder action; special meeting of stockholders. Our Charter provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock may not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Charter and Bylaws. Our Charter and Bylaws further provide that special meetings of our stockholders may be called only by our board of directors, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

● Advance notice requirements for stockholder proposals and director nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

● No cumulative voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

● Directors removed only for cause. Our Charter provides that stockholders may remove directors only for cause by the affirmative vote of at least 66 2/3% of the outstanding shares of capital stock entitled to vote in the election of directors.

● Issuance of undesignated preferred stock. Our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

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